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                                                                  Exhibit 99.1


                           N E W S    R E L E A S E


                         KELLWOOD COMPANY (NYSE:KWD)
                  AND GERBER CHILDRENSWEAR, INC. (NYSE:GCW)
               ANNOUNCE SUCCESSFUL COMPLETION OF EXCHANGE OFFER
                       96% of Gerber's Shares Tendered

ST. LOUIS, MO, June 24, 2002 - Kellwood Company (NYSE:KWD) and Gerber Childrenswear, Inc. (NYSE:GCW) today announced the companies had successfully completed an exchange offer for all outstanding shares of Gerber common stock for a combination of Kellwood common stock and cash. The exchange offer expired at 12:00 midnight, New York City time, on June 21, 2002.

         American Stock Transfer & Trust Company, the depositary for the offer, has advised Kellwood that 18,723,130 shares of Gerber common stock were tendered and not withdrawn. In addition, 376,091 shares were guaranteed for delivery. Together, this represents approximately 96.4 percent of the total number of Gerber shares outstanding. All shares of Gerber common stock validly tendered and not properly withdrawn before the expiration of the offering period have been accepted for exchange and will be exchanged promptly. All shares represented by notices of guaranteed delivery, which were received by Kellwood before the expiration of the offering period, will be exchanged promptly after the shares are delivered.

         Kellwood will complete the acquisition of the remaining Gerber shares by merging Gerber with and into Cradle, Inc., a wholly-owned subsidiary of Kellwood, as promptly as practicable. As a result of the merger, the remaining outstanding shares of Gerber common stock (except for shares held by Kellwood or Cradle, Inc.) will be converted into the right to receive 0.11823 shares of Kellwood common stock and $3.42 cash.

         Following the merger, Kellwood will send Gerber stockholders, who did not tender their shares in the exchange offer, instructions as to how to exchange their shares of Gerber common stock into Kellwood common stock and cash as merger consideration. Following the completion of the merger, Gerber will become a wholly-owned subsidiary of Kellwood.

         Celebrating 40 years of value, fashion and diversity, Kellwood is a $2.1 billion marketer of apparel and consumer soft goods. Kellwood specializes in branded as well as private label products, and markets to all channels of distribution with product specific to a particular channel. Kellwood brands include Sag Harbor(R), Koret(R), Jax(R), David Dart(R), Democracy(R), David Meister(TM), Dorby(TM), My Michelle(R), Vintage Blue(TM), EMME(R), Bill Burns(R), David Brooks(R), Kelty(R), and Sierra Designs(R). EMME(R) and Bill Burns(R) are produced under licensing agreements. For more information about Kellwood, visit Kellwood's website at www.kellwood.com.






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Gerber Childrenswear, Inc. is a leading marketer of infant and toddler apparel and related products, which it offers under its flagship licensed brand, Gerber(R), as well as the Baby Looney Tunes(TM), Curity(R), and Little Suzy's Zoo(R) licensed brand names and the Onesies(R) trademark. The Company is the leading provider of these products to volume retailers, and also distributes to mid-tier department stores and specialty retailers. Its hosiery subsidiaries, Auburn Hosiery Mills Inc. and Sports Socks Company (Ireland) Limited, manufacture, market and sell branded sport socks for men, women, and children under licensed brand names such as Wilson(R), Coca-Cola(R) and Converse(R). For more information about the products of Gerber Childrenswear, visit Gerber Childrenswear's website at www.gerberchildrenswear.com.

          This release is being filed pursuant to Rule 425 under the Securities Act of 1933. Shareholders of Gerber and other investors are urged to read the following documents in connection with the transaction described above: the Preliminary Prospectus/Offer to Purchase, exchange offer materials, registration statement on Form S-4 which was declared effective on June 21, 2002 and Schedule TO, containing or incorporating by reference such documents and other information, filed by Kellwood and the solicitation/recommendation statement on
Schedule 14d-9, filed by Gerber. Such documents, as they have been amended, contain important information about Kellwood, Gerber, the transaction and related matters. The Preliminary Prospectus/Offer to Purchase, the related letter of transmittal and certain other offer documents, as well as the solicitation/recommendation statement, are available to all stockholders of Gerber at no expense to them by contacting the information agent, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, at 1-888-750-5834. The exchange offer materials (including the Preliminary Prospectus/Offer to Purchase, the related letter of transmittal and all other documents filed with the SEC) and the solicitation/recommendation statement are also available for free at the SEC's website at www.sec.gov.




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FINANCIAL CONTACT: Roger D. Joseph, VP Treasurer & IR, Kellwood Company,
314.576.3437, Fax 314.576.3325 or roger_joseph@kellwood.com. W. Lee Capps III, Senior Vice President Finance & CFO, Kellwood Company, 314.576.3486, Fax
314.576.3439 or wlc@kellwood.com. Corporate Office: 600 Kellwood Parkway, Chesterfield, Missouri 63017.


MEDIA CONTACT: Donna Weaver, VP Corporate Communications, Kellwood Company, 212.575.7467, Fax 212.575.5339 or donna.weaver@kellwood.com. Executive Office:
120 West 45th Street, 27th Floor, New York, New York, 10036.